                                                                     Exhibit 3.1

                         CO-BRANDED FREE ISP AGREEMENT

This Co-Branded Free ISP Agreement (the "Agreement") is entered into as of January 24, 2000 (the "Effective Date") by and between Spin Media Network, Inc., a California corporation with its principal place of business at 925 Commercial Street, Palo Alto, CA 94303 ("Spinway"), and Tutopia.com, inc., a Delaware corporation with a principal place of business at 17701 Biscayne Blvd, Aventura, Florida 33160 ("Company") (collectively, the "Parties" and each a "Party").

Whereas, Spinway is an advertising solution and free Internet Service Provider ("ISP") that owns and operates a service that allows people to receive free access to the Internet (the "Spinway Service");

Whereas, Company (i) owns and operates: a site on the Internet at http://www.tutopia.com (the "Company Site") with a base of users; and (ii) has contracted with a related company to utilize ISP infrastructure providing dial-up internet access to various markets in Central and South America (the "Company Network");

Whereas, Spinway desires to co-brand and operate the Spinway Service on behalf of Company;

Now, Therefore, Spinway and Company hereby agree, for and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, as follows:

1.   Definitions

     1.1  "Spinway Service" shall mean Spinway's advertising solution.

     1.2 "Company Marks" shall mean all Company trademarks and logos to be licensed for Spinway to perform under this Agreement, and listed on Exhibit A ("Company Marks"), and as such Exhibit A may be updated from time to time by Company in its sole discretion.

     1.3 "Company Site" shall mean all the Internet pages located at http://www.tutopia.com, or any successor Internet pages. 1.4 "Company User" shall mean any registered or unregistered user of the Company Site, but excluding Service Users

     1.5 "Company Network" shall mean the ISP infrastructure, owned by a related party, which the Company utilizes to offer dial-up internet access for the Service.

     1.6 "Confidential Information" shall mean any confidential or proprietary information, including, without limitation, the terms of this Agreement, any source code, software tools, designs, schematics, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan, or financial or personnel matter relating to either party, its present or future products, sales, suppliers, pricing, business model, customers, employees, investors or business partners, identified by the disclosing party as Confidential Information, whether in oral form, or in written, graphic or electronic form and marked as confidential. If disclosed in oral form, such information must be identified as confidential at the time of disclosure and must be reduced to writing, marked as confidential and delivered to the receiving party within thirty (30) days following disclosure to be deemed Confidential Information for purposes of this Agreement.

     1.7 "Launch Date" shall mean March 15, 2000, which shall be no less than forty-five (45) days from the Effective Date.

     1.8 "Implementation Requirements" shall mean all the graphics, logos, links and other information that Company must provide to Spinway in order to launch the Service as set forth in Exhibit H "Company Implementation Requirements."

     1.9 "Marks" shall mean either the Company Marks or the Spinway Marks, as applicable.

     1.10 "Service" shall mean the Spinway Service that is co-branded for Company under the terms of this Agreement, as further described in Exhibit B ("Description & Specifications of the Service").

     1.11 "Service User" shall mean a Company User who registers for the Service.

     1.12 "Spinway Marks" shall mean all Spinway trademarks and logos to be licensed for Company to perform under this Agreement, and listed on Exhibit C ("Spinway Marks"), and as such Exhibit C may be updated from time to time by Spinway in its sole discretion.

     1.13 "Spinway Site" shall mean the Internet pages located on the Internet at http://www.spinway.com, or any successor Internet pages. 1.14 "User" shall mean Company Users and Service Users, collectively.

     1.15 "Service User Data" shall mean all Registration Information gathered from a Service User during registration for the Service as well as all information collected during the course of the Service.

     1.16 "Spinway Client" shall mean Spinway's proprietary Client-based Application software that (i) allows Service Users to establish a dialup connection to the Internet, (ii) serves as the delivery medium for the advertisements, and (iii) serves as the user interface that the Service User sees the entire time they are connected to the Internet.

     1.17 "Co-Branded Client" shall mean the Spinway Client that is co-branded for Company for the Service in accordance with the terms of this Agreement 1.18 "Client-based Application" shall mean a persistent information/advertising bar that serves as a user interface.

     1.19 "Advertising Revenue" shall mean actual amounts received by Company for the sale of all banner advertising, full motion video, and button/link sponsorship on the Co-Branded Client and excludes any Barter Transactions.

     1.20 "Barter Transactions" shall mean solely the trading of advertising inventory on the Co-Branded Client for advertising of another form. Any trading of advertising on the Co-branded Client for other tangible non-monetary consideration may be subject to the Revenue Sharing provision in Exhibit F.

     1.21 "Total Monthly Impressions" shall mean the total number of Service User Hours multiplied by 120.

     1.22 "Service User Hours" shall mean the aggregate number of hours that all Service Users are on the Service during a calendar month.

     1.23 "Unique Service User Registration" shall mean the sum of all registrations for the Service by a single individual user of the Service. For example, if an individual registers for the Service on more than one occasion under one or more user names, all such registrations shall collectively equal one Unique Service User Registration.


2.   Development, Registration and Implementation.

     2.1 Co-Branded Client. The Parties shall, on or before the Launch Date, develop and implement the Co-Branded Client according to the Specifications contained in Exhibit B ("Description & Specifications of the Service"). The Launch Date is contingent upon the completion and timely satisfaction of the following milestones set forth below as well as in Exhibit H "Company Implementation Requirements":

          (i) At least 45 days prior to the Launch Date: Agreement executed and Implementation Requirements provided to Company by Spinway; (set forth herein as Exhibit H to this Agreement)

          (ii) At least 40 Days Prior to Launch Date: Company provides Spinway with all completed information pursuant to the Implementation Requirements and any other agreed upon implementation procedures;

          (iii) Timely completion of any other requirements agreed upon by Spinway and Company.

     Spinway agrees that it will make an English version of the Co-branded Client available to Company for release within fourteen (14) days of receipt of all information pursuant to the Implementation Requirements. Company acknowledges that certain other agreed upon implementation procedures must be completed prior to release of any version of the Co-branded Client in Central or South America in order to ensure operability.

     2.2 Advertising. Spinway reserves the right, at any time, to take over control and sell 20% of the Run of Site ("ROS") advertising inventory on the Co-branded Client. Company shall retain and have the right to control all other advertising. Company agrees not to sell advertising on the Co-branded Client or the Service to any competitor of Spinway as defined in Exhibit J. Spinway agrees not to sell advertising on the Co-branded Client (i) to any competitor of Company as defined in Exhibit K or (ii) to any advertiser with which the Company has entered into an advertising exclusivity agreement. Company shall provide a complete list of any such advertisers to Spinway and shall provide timely updates to any such list.

     2.3 Registration Information. All Service Users shall be required to register and to provide the information set forth in Schedule G "Registration Questions." Spinway and Company may modify the required information fields from time to time. All of the foregoing information is collectively "Registration Information". Spinway and Company shall work together to develop a mutually agreeable registration process.

     2.4 Ownership of Registration Information. Spinway and Company shall jointly own all Registration Information, with no duty to account to the other party, for all Service Users. Company shall be permitted to use such Registration Information for marketing and other purposes without notice to or approval of Spinway, provided such Registration Information is used in a manner consistent with the privacy statements of the parties disclosed to the users in connection with the collection of the Registration Information. Spinway shall be permitted to use such Registration Information for marketing and other purposes without notice to or approval of the Company, provided such Registration Information is used in a manner consistent with the privacy statements of the parties disclosed to the users in connection with the collection of the Registration Information.

     2.5 Usage Agreement. Each user shall be required to agree to Spinway's standard terms and conditions for use of the Service, which terms and conditions shall be accessible by hyperlink from one or more registration pages (set forth herein in Exhibit I "Spinway.com Terms of Use"). Such terms and conditions will be modified to reflect the Company's and Spinway's joint ownership of Registration Information.

3.   Company Obligations

     3.1 Promotion and Marketing. Company shall actively and affirmatively advertise, market and otherwise promote the Service in order to maximize the number of users of the Service, including but not limited to the activities listed in Exhibit E ("Company Promotional Activities"). Upon prior approval by Spinway, which approval shall not be unreasonably withheld, promotion of the Service by Company may include the bundling or preloading of the Co-Branded Client. Spinway may review Company's marketing activities on a quarterly basis in order to assess performance and suggest additional activities in order to increase the number of Service Users of the Services.

     3.2 Limited Exclusivity. Company agrees that, during the Term of this Agreement and any Renewal Terms (as defined below), Company shall not provide Internet access services or other Client-based applications (as defined above) to any Company Users except through the Service.

     3.3 Company Network. Company agrees that execution of this Agreement is contingent upon simultaneous execution of the agreement granting Spinway access to the Company Network ("The ISP Network Agreement").

4.   Spinway Obligations

     4.1 Service. Spinway shall use commercially reasonable efforts to provide the Service to Service Users in accordance with the specifications described in Exhibit B ("Description & Specifications of the Service"). The network infrastructure and access costs are the sole responsibility of Company. Spinway will not pay for any portion of the network infrastructure or access costs under this Agreement.

5.   Licenses

     5.1 Trademarks. Spinway hereby grants to Company a non-exclusive, worldwide, non-transferable and non-sublicensable license to use the Spinway Marks solely to advertise and promote the Service. Company hereby grants to Spinway a non-exclusive, worldwide, non-transferable and non-sublicensable license to use Company Marks to develop, implement and maintain the Co-Branded Client and the Service, and advertise and promote the Service.

     5.2 Trademark Restrictions. The Mark owner may terminate the foregoing trademark license if, in its reasonable discretion, the licensee's use of the Marks tarnishes, blurs or dilutes the quality associated with the Marks or the associated goodwill and such problem is not cured within ten (10) days of notice of breach; alternatively, instead of terminating the license in total, the owner may specify that certain licensee uses may not contain the Marks. Title to and ownership of the owner's Marks shall remain with the owner. The licensee shall use the Marks exactly in the form provided and in conformance with any trademark usage policies. The licensee shall not take any action inconsistent with the owner's ownership of the Marks, and any benefits accruing from use of such Marks shall automatically vest in the owner. The licensee shall not form any combination marks with the other party's Marks

     5.3 No Implied Licenses. There are no implied licenses under this Agreement, and any rights not expressly granted to a licensee hereunder are reserved by the licensor or its suppliers. Neither Party shall exceed the scope of the licenses granted hereunder.

6.   Payment and Revenue Shares

     6.1 Payments. The Parties shall make all payments described in Exhibit F ("Payments and Revenue Shares").


     6.2  Inspection Rights.

          (i) Company shall maintain accurate records with respect to the calculation of all payments due under this Agreement. Spinway shall have the right, at its expense (except as provided below) to audit the Company's books and records for the purpose of verifying revenues and advertising sold on the Co-branded Client and Service. If the auditor's figures reflect Advertising Revenues higher than those reported by the Company, then the Company shall pay the difference to Spinway and Company shall also pay the reasonable cost of the audit.

          (ii) Company shall maintain accurate records with respect to the costs associated with its use of Company Network and amounts charged to Spinway for use of Company Network as provided for under the ISP Network Agreement. Spinway shall have the right, at its expense (except as provided below) to audit the Company's books and records for the purpose of verifying costs of the Company Network. If the auditor's figures reflect costs lower than those reported by the Company and charged to Spinway, then the Company shall pay the difference to Spinway and the Company shall also pay the reasonable cost of the audit.

          (iii) Company shall maintain accurate records with respect to all amounts spent on marketing and promotion of the Service. Spinway shall have the right, at its expense (except as provided below) to audit the Company's books and records for the purpose of verifying amounts spent on marketing and promotion of the Service. If the auditor's figures reflect amounts lower than those reported by the Company, then Spinway may elect to terminate the agreement subject to the provisions of Section 12.3 and Company shall pay the reasonable cost of the audit.

7.   Ownership

     7.1 By Spinway. As between Spinway and Company, Spinway shall retain all rights, title and interest in and to, embodied in or associated with the Spinway Service, Spinway Marks and the Spinway Site, including but not limited to all worldwide intellectual property rights.

     7.2 By Company. As between Spinway and Company, Company shall retain all rights, title and interest in and to, embodied in or associated with the Company Site, the Company Users and the Company Marks, including but not limited to all worldwide intellectual property rights.

     7.3 Co-Ownership. The Parties shall co-own all rights, title and interest in and to, embodied in or associated with the Service, Service Users, Service User Data and Registration Information.

8.   Confidentiality

     8.1 Confidentiality Terms. Each Party hereto will maintain in confidence all Confidential Information disclosed by the other Party hereto. Neither Party will use, disclose or grant use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the disclosing Party will obtain prior agreement from its employees, agents or consultants to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect its own most confidential information (and in no event less than reasonable care) to ensure that such employees, agents or consultants do not disclose or make any unauthorized use of such Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

     8.2  Exceptions. The obligations of confidentiality contained in Section
8.1 will not apply to the extent that it can be established by the receiving Party by competent proof that such Confidential Information: (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the other Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information to others; (e) is independently developed by the receiving Party; or
(f) is required to be disclosed under operation of law or governmental process. In the event either Party is required to disclose the other's Confidential Information under operation of law or government process, such Party agrees to provide the disclosing Party with reasonable advance notice prior to such disclosure. Neither Party shall use any Confidential Information for any purpose other than the performance of this Agreement

     8.3 Return of Confidential Information. Upon the expiration or termination of this Agreement, all Confidential Information, upon the disclosing Party's written request (i) shall be returned to the disclosing Party or (ii) the recipient shall execute a written certification that all confidential information has been destroyed.

     8.4 Remedies. The Parties agree that the breach of any of the obligations contained in this section 8 is a material breach of this Agreement that may cause irreparable harm to the nonbreaching Party justifying both legal and equitable relief.

9.  Warranties

     9.1 By Spinway. Spinway hereby represents and warrants to Company that neither the Spinway Marks nor the Spinway Site contain any materials that infringe any third party patent, copyright, trademark, trade secret or other proprietary or intellectual property rights.

     9.2  By Company. Company hereby represents and warrants to Spinway that:
(a) neither the Company Marks nor the Company Site contain any materials that infringe any third party patent, copyright, trademark, trade secret or other proprietary or intellectual property rights; and (b) that the Company has made all privacy notifications and acquired all rights from Users to the extent provided in Spinway.com Terms of Use and to the extent permissible under local law.

     9.3  Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED IN THIS
SECTION 9, EACH PARTY PROVIDES ALL MATERIALS AND SERVICES TO THE OTHER PARTY "AS IS," WITHOUT ANY WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES (EXPRESS, IMPLIED, OR STATUTORY) OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

     9.4 Each Party acknowledges that it has not entered into this Agreement in reliance upon any warranty of representation except those specifically set forth herein.

10.  Limitation of Liability

     10.1 NEITHER PARTY SHALL BE LIABLE FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTIES ARE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN AMOUNT GREATER THAN THE AGGREGATE AMOUNT SPINWAY ACTUALLY PAYS TO COMPANY DURING THE SIX (6) MONTHS PRECEDING THE EVENT THAT GAVE RISE TO THE CLAIM OR ACTION. NEITHER PARTY SHALL BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE SERVICES, TECHNOLOGY, DATA OR CONTENT.

11.  Indemnities

     11.1 Indemnity. Each Party (the "Indemnifying Party") shall indemnify the other Party (the "Indemnified Party") against any and all claims, losses, costs and expenses, including reasonable attorneys' fees, which the Indemnified Party may incur as a result of claims in any form by third parties arising from: (a) the Indemnifying Party's acts, omissions or misrepresentations to the extent that the Indemnifying Party is deemed an agent of the Indemnified Party, or (b) the Indemnifying Party's breach of any warranties contained in Section 9.

     11.2 Conditions. The foregoing obligations are conditioned on the Indemnified Party: (i) giving the Indemnifying Party notice of the relevant claim, (ii) cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) giving the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense.

     12.  Term and Termination

     12.1 Term. This Agreement will become effective on the Effective Date and will continue in effect for two (2) years following the Effective Date (the "Initial Term"). This Agreement shall automatically renew for one (1) year renewal terms (each, a "Renewal Term"), unless either Party gives notice of its intent not to renew the Agreement at least ninety (90) days prior to the end of the then current term.

     12.2 Termination for Failure to Perform. Either Party may terminate this agreement upon material breach of this Agreement by the other party, provided such breach remains uncured by the breaching party for thirty (30) days after written notice from the non-breaching party.

     12.3  Early Termination. This Agreement may be terminated by Spinway thirty
(30) days after written notice to Company of Company's failure to meet or exceed the Minimum Requirements as set forth in Exhibit E.

     12.4 Other Termination. Either Party may terminate this Agreement (a) if the other Party files a petition for bankruptcy, becomes insolvent, or makes assignment for the benefit of its creditors or (b) by mutual consent of both Parties.

     12.5 Effects of Termination. Upon expiration or termination of this Agreement for any reason, all licenses granted hereunder shall terminate. Sections 1, 5, 6, 7, 8, 9.3, 10, 11, 12.3 and 13, and any obligation to pay any owed but unpaid amounts, shall survive any expiration or termination of this Agreement. Upon termination, (i) Company shall immediately cease all use of and references to the Service and the Spinway Service and (ii) Company shall no longer have any right to license, use, or market the Service or the Spinway Service.

13.  Miscellaneous.

     13.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California without giving effect to conflict of laws principles. Both Parties submit to personal jurisdiction in California and further agree that any cause of action arising under this Agreement shall be brought in a court in Santa Clara County, California.

     13.2 Publicity. Neither Party shall issue any press release or similar publicity statement regarding this Agreement without the prior approval of both Parties (not to be unreasonably withheld) or as required by law. Neither Party will make any public disclosure of the specific business terms of this Agreement without the prior consent of the other Party.

     13.3 Legal Fees and Prevailing Party. The prevailing Party in any legal action brought by one Party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court and arbitration costs, as well as reasonable attorneys' fees.

     13.4 Independent Contractors. The Parties are independent contractors, and no agency, partnership, franchise, joint venture or employment relationship is intended or created by this Agreement. Neither Party shall make any warranties or representations on behalf of the other Party.

     13.5 Assignment. Neither Party shall assign its rights or delegate its obligations under this Agreement (except to an affiliated company, or to a successor in interest in the event of a merger, sale of assets of the business to which this Agreement is related, or consolidation) without the prior written consent of the other Party and any purported attempt to do so is null and void, provided that Spinway may assign or transfer all its rights and obligations to a successor in interest upon a merger, reorganization, change of control, acquisition or sale of all or substantially all its assets. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns.

     13.6 Right to Market. Nothing in this Agreement shall impair Spinway's right to license, market, co-market, brand, or co-brand the Spinway Service or develop a similar relationship as contemplated by this Agreement with any other party.

     13.7 Ambiguities. Each Party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party.

     13.8 Severability; Headings. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The Parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

     13.9 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

     13.10 Force Majeure. Except as otherwise provided, if performance hereunder (other than payment) is interfered with by any condition beyond a Party's reasonable control, the affected Party, upon giving prompt notice to the other Party, shall be excused from such performance to the extent of such condition. However, if a force majeure detrimentally affects a Party's performance of a material covenant hereunder for thirty (30) days or more, the other Party can terminate this Agreement. Each Party acknowledges that website operations may be affected by numerous factors outside of a Party's control.

     13.11 Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, overnight courier, confirmed facsimile, confirmed email, or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, 1 day after deposit with an overnight courier, five (5) days after deposit in the mail, or upon confirmation of receipt of facsimile or email. Notices shall be sent to a Party at its address set forth above as well as at the contact information below or such other address as that Party may specify in writing pursuant to this Section 13.11.

                              Spinway.com
                              Attn: Billy McNair
                              VP, Business Development & Corporate
          Counsel
                              Spinway.com
                              925 Commercial Street
                              Palo Alto, California 94043



          To Company:          ____________________________
                               ____________________________
                               ____________________________
                               ____________________________


     13.12 Entire Agreement; Amendment & Waiver. This Agreement and all Exhibits attached hereto set forth the entire understanding and agreement of the parties, and supersedes any and all oral or written agreements or understandings between the Parties, as to the subject matter of the Agreement. This Agreement may be changed only by a writing signed by both Parties. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.


Spin Media Network, Inc.:           Company:


By:                                   By:
   ---------------------------------     -------------------------------------
Name:                                 Name:
     -------------------------------       -----------------------------------
Title:                                Title:
      ------------------------------        ----------------------------------